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Report of Independent Registered Public Accounting Firm
To the Board of Directors of Bank of America, National Association:
We have examined Bank of America, National Association's (the "Company"), as successor by merger to
LaSalle Bank National Association, compliance with the servicing criteria set forth in Item 1122(d) of the
Securities and Exchange Commission's Regulation AB for the asset-backed securities, primarily mortgage-backed securities, for which the Company, as trustee, paying agent, or custodian, performed servicing activities, which transactions were initially closed on or after January 1, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as well as transactions that were exempt from registration but required an assessment of compliance with the servicing criteria applicable to it under Regulation AB as prescribed in applicable transaction agreements
(the "Platform") described in the accompanying Report on Assessment of Compliance with Servicing
Criteria (the "Compliance Statement"), as of December 31, 2008 and for the year then ended, excluding criteria 1122(d)(1)(iii) and 1122(d)(4)(iv) -(xiv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the
Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the
Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the
Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with the servicing criteria set forth in
Item 1122(d)(3)(i)(A) and (B) of Regulation AB applicable to the Company during the year ended
December 31, 2008. Certain reports to investors did not include certain required information in accordance with terms set forth in the transaction agreements and certain reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements.
In our opinion, except for the material noncompliance described in the preceding paragraph, Bank of
America, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform, in all material respects.
/s/ PricewaterhouseCoopers LLP
February 25, 2009